SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Smart Server, Inc., of our report dated January 24, 2014 on our audit of the financial statements of Smart Server, Inc. as of November 30, 2013, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on October 24, 2013 through November 30, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
January 24, 2014

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 201 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351